Chembio Sponsors 27th Annual AIDS Walk New York as Co-Chair Advocate

Company Voices Support for FDA Blood Products Advisory Committee’s Unanimous Recommendation in Favor of In-home Rapid HIV Tests

MEDFORD, N.Y (May 18, 2012) – Chembio Diagnostics, Inc. (OTCQB:CEMI.PK)(Pinksheets: CEMI.PK), which develops, manufactures, markets and licenses point-of-care diagnostic tests, today announced that the Company is a proud sponsor and Co-Chair Advocate for the 27th Annual AIDS Walk New York, which takes place this Sunday, May 20th and begins and ends in Central Park.

“We are proud to continue our support of the Annual AIDS Walk New York to increase awareness of HIV and raise funds to support important services.  The donations, raised through the collective efforts of tens of thousands of participants, provides medical care, home-delivered meals, women's and children's services, educational and preventive services and much more to New York area residents who are affected by AIDS,” said Lawrence Siebert, Chief Executive Officer of Chembio.

Despite the funding and advocacy efforts of community-based organizations such as GMHC and despite current testing options, according to the U.S. Centers for Disease Control and Prevention, there are approximately 1.2 million Americans with HIV and approximately 240,000 of them are unaware of their status. Those who do not know they are HIV positive are unknowingly responsible for up to 70% of the estimated 50,000 new cases of HIV infection that occur each year.

“There continues to be a pressing need for better testing in order to control and prevent the spread of this infectious disease.  Consequently, we support the recent unanimous recommendation by members of the U.S. Food and Drug Administration’s Blood Products Advisory Committee (“BPAC”) in support of an  in-home rapid HIV test.  We believe the availability of an in-home rapid test to detect HIV will help to increase testing and diagnosis, which in turn will reduce new infections,” noted Mr. Siebert.

Data reported at the BPAC meeting noted that 39% of  HIV positive people newly identified by the  self-test would not have been identified by conventional HIV testing options.

“Chembio is uniquely positioned to address this need with its unitized Sure Check® HIV 1/2 finger-stick whole blood test.  The Sure Check HIV 1/2 test, already FDA-approved and well established in the U.S. market (exclusively distributed by Alere, Inc. in that market as Clearview Complete HIV 1/2), is more sensitive than the recommended oral fluid test.  In order to begin the regulatory process toward an over-the-counter  market approval for self-testing by consumers, a company must first have a product that is FDA-approved for the professional market, making Chembio the only current practical alternative to the product recommended by BPAC.  We are therefore accelerating our development plans to bring our rapid, in-home HIV test to market,” concluded Larry Siebert.

About AIDS Walk New York
Since 1986 AIDS Walk New York has raised more than $122 million for HIV programs and services in the tri-state area, and has grown into the largest AIDS fundraising event in the world. In 2011 alone, 45,000 participants, many of whom were members of more than 3,000 corporate and community teams, raised over $6.2 million for GMHC and 50 other tri-state area AIDS service organizations. For more information, please visit aidswalk.net/newyork.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. (formerly Inverness Medical Innovations, Inc.). Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 160 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company may not have completed the preparation of its financial statements for those periods, and its auditor may not have completed a review or audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Company Contact:
Susan Norcott
(631) 924-1135, ext.125
snorcott@chembio.com

Investor Relations
LHA
Anne Marie Fields
(212) 838-3777
afields@lhai.com
@LHA_IR_PR

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